Exhibit 10.1

October 10, 2014

Marvin R. Ellison

Dear Marvin:

I am pleased to extend to you this offer of employment as President and CEO-Designee of J. C. Penney Company, Inc. (“JCPenney”). Your office will be located in JCPenney’s headquarters building at 6501 Legacy Drive, Plano Texas 75024. Your start date will be November 1, 2014. In addition, effective November 1, 2014 you will become a member of JCPenney’s Board of Directors (“Board”). As an employee director, you will not be entitled to any additional compensation for your service on the Board. Further, as part of the of the Board’s execution of its strategy and succession plan, you will be named Chief Executive Officer of JCPenney effective August 1, 2015. During the period you are President and CEO-Designee you shall report directly to the Chief Executive Officer of JCPenney, and upon becoming Chief Executive Officer of JCPenney you shall report directly to the Board.

Salary Compensation
Your annualized base salary will be $1,300,000 and will be reviewed annually for adjustment by the Committee of the Whole of JCPenney’s Board (the “Committee”).

Performance-Based Annual Bonus
You will be eligible to participate in the JCPenney performance-based annual bonus program beginning with the 2015 fiscal year. Your annual target bonus opportunity will be 150% of your then current base salary ($1,950,000 for the 2015 fiscal year, based on your starting base salary) and your maximum bonus opportunity will be 300% of your base salary ($3,900,000 for 2015, based on your starting base salary). The value of your performance-based annual target bonus will be reviewed annually for adjustment by the Committee. For the 2015 fiscal year, your annual bonus will be the greater of (i) your actual bonus earned under the terms of the annual bonus program for the 2015 fiscal year as established by the Board and Committee, and (ii) 50% of your annual target bonus for the 2015 fiscal year. The timing of your bonus payout will be consistent with the standard payout cycle for bonuses for the 2015 fiscal year.

Cash Inducement Award
You will receive a one-time cash signing bonus from JCPenney in the amount of $4,140,000 less applicable withholding taxes. The signing bonus less applicable withholding taxes will be paid to

6501 Legacy Drive
Plano, TX 75024
jcp.com

Marvin R. Ellison
October 10, 2014

you within 30 days after your start date. The cash signing bonus will be subject to JCPenney’s Compensation Recovery Policy as set forth in JCPenney’s Corporate Governance Guidelines. The cash signing bonus will also be subject to pro-rata payback if you voluntarily terminate your employment (other than for “Good Reason”, as defined in your individual Executive Termination Pay Agreement, attached as Exhibit A (“ETPA”), or the JCPenney Change in Control Plan, attached as Exhibit B (the “Change in Control Plan”), as applicable) for any reason before August 1, 2015. The amount of the pro rata payback will be determined by multiplying the cash signing bonus by a fraction, (i) the numerator of which is the number of whole calendar months that remain between the date of your termination and the first anniversary of your start date and (ii) the denominator of which is 12. For the avoidance of doubt, you will not be required to reimburse JCPenney for any portion of your cash signing bonus if your employment is involuntarily terminated by the Company without Cause, or is terminated by you for Good Reason or as a result of your death or “Permanent Disability” (as defined in the EPTA or Change in Control Plan, as applicable).

Equity Inducement Award
As a further inducement to your acceptance of this offer, after you commence employment JCPenney shall grant you an equity award in the form of JCPenney time-based restricted stock units (“TBRSUs”). The number of TBRSUs included in your award will be determined by dividing $15,000,000 by the closing price of the common stock of JCPenney (“Common Stock”) on the date of grant. The date of grant of your equity awards will be the third full trading date following the date of public release of JCPenney’s earnings for the fiscal quarter in which your employment with JCPenney begins.

Your equity inducement award will vest ratably, on an annual basis, one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date and one-third on the third anniversary of the grant date provided you are actively employed on each respective vesting date with no break in service, unless otherwise provided in the ETPA or the Change In Control Plan. Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of a share of Common Stock. At the time of vesting of any TBRSUs, the vested TBRSUs shall be cancelled and JCPenney will issue to you a number of shares of Common Stock equal to the number of vested TBRSUs cancelled. Notwithstanding the foregoing, your equity inducement award will fully vest if your employment with JCPenney terminates for any reason other than your voluntary resignation (other than for Good Reason) or the termination of your employment for ”Cause” (as defined in the ETPA or Change in Control Plan, as applicable).

Long-Term Incentive Awards
You will be eligible to participate in JCPenney’s Long-Term Incentive Award Program under the 2014 Long-Term Incentive Award Plan (“LTIP”) in a manner consistent with other JCPenney senior executive officers and commensurate with your position, beginning with the 2015 fiscal year. Long-Term Incentive Awards are determined each fiscal year, typically in the first quarter. For the 2015 fiscal year your Long-Term Incentive Award will have a grant date, target economic value of

6501 Legacy Drive
Plano, TX 75024
jcp.com

Marvin R. Ellison
October 10, 2014

$6,750,000. The structure of your 2015 Long-Term Incentive Award will be determined by the Committee and will be consistent with the structure of the award for the Chief Executive Officer position. Past awards have consisted of stock options, performance-contingent stock options, time-based restricted stock units, and performance-based restricted stock units.

Termination Arrangements
We recognize the need to provide protection to our executive officers in the event of the executive officer’s voluntary termination for Good Reason or the executive officer’s involuntary termination of employment without Cause, or following a change in control of JCPenney. Accordingly, we have put in place separate arrangements consisting of an individual ETPA and a Change in Control Plan in which you will participate, to address termination situations not precipitated by the conduct of the executive officer.

The ETPA provides severance benefits to you in connection with your voluntary termination of employment for Good Reason or your involuntary termination other than for Cause in exchange for your agreement to comply with certain covenants. The benefits payable under the ETPA are not available if benefits are received under the Change in Control Plan. JCPenney provides the Change in Control Plan if an executive’s employment is involuntarily terminated other than for Cause or where the executive voluntarily terminates employment for Good Reason (as defined in the Change in Control Plan), generally, within two years following a change in control of JCPenney.

Relocation
You agree to relocate to the Dallas/Fort Worth area by January 1, 2015. In connection with your relocation, JCPenney will provide you with relocation benefits under the Executive Level Home Owner relocation policy (“Relocation Policy”) as such policy may be amended from time to time. A copy of the Relocation Policy is included as Exhibit C.

Health Exam
As an executive of JCPenney, you will be eligible for an allowance of up to $3,000 for an annual health exam. JCPenney does not provide a gross-up for taxes on perquisites.

Indemnification
As an executive officer of JCPenney you will be entitled to enter into JCPenney’s standard indemnification agreement that is offered to all of its executive officers and shall be provided with directors & officers liability insurance on the same basis that it is provided to all executive officers and members of the Board including, if applicable, “tail” coverage. This indemnification agreement is effective upon signed acceptance by you.

6501 Legacy Drive
Plano, TX 75024
jcp.com

Marvin R. Ellison
October 10, 2014

Benefits
We offer a comprehensive benefits package. A listing of our benefit programs is attached as Exhibit D.

Outside Board Memberships
It is our understanding that you currently serve as a member of the Board of Directors of FedEx Corporation (“FedEx”). You may continue to serve on the FedEx board of directors or, subject to the reasonable approval of the Board, on the board of directors of another company in lieu of FedEx, following commencement of your employment with JCPenney.

Reasonable Attorney’s Fees
JCPenney agrees to reimburse you for up to $25,000 in legal fees incurred in connection with the negotiation of the terms of your employment with JCPenney.

Terms, Conditions, and Contingencies
The terms and conditions of this offer letter supersede any previous representations concerning any terms or conditions of your employment with JCPenney.  Additionally, this offer, including referenced agreements, is governed by federal law and the laws of the State of Texas, without regard to choice of law provisions of any other state. While we are confident that we will have a mutually beneficial employment relationship, employment with JCPenney is voluntary and at-will and this offer letter does not create a contract for employment. Under this relationship, JCPenney may, at any time, decide to end an individual’s employment with or without cause, prior notice or discipline at JCPenney’s sole discretion. Likewise, any employee is free to end his or her employment at any time for any reasons with or without notice. Nothing in this offer or any attached agreement is intended to alter the at-will employment relationship.

This offer of employment is expressly contingent upon JCPenney’s receiving the following:

•	I-9 Required documentation.

•	Your signed agreement to respect confidential information (this agreement is attached to your offer letter).

•	Your signed agreement to certify your compliance with JCPenney’s Statement of Business Ethics. You will sign the associated Certificate of Compliance on your first day of employment.

If any one of the above conditions is not satisfied this offer shall not be effective.

6501 Legacy Drive
Plano, TX 75024
jcp.com

Marvin R. Ellison
October 10, 2014

Please confirm your acceptance of this offer by signing below and returning the signed offer letter along with signed agreements to Janet Dhillon (email: jdhillon@jcp.com), EVP, General Counsel and Secretary of JCPenney.

On behalf of the Board of Directors, we are excited about the opportunity to work with you and welcome you to the JCPenney team!  I look forward to partnering with you as we work to return to profitable growth.

Regards,

/s/ Thomas J. Engibous

Thomas J. Engibous
Chairman of the Board
JCPenney

My signature acknowledges that I am accepting your offer of employment as outlined above. I acknowledge that this is not a contract of employment.

Name (Print):    Marvin R. Ellison

Signature:    /s/ Marvin R. Ellison

Date:        October 10, 2014

6501 Legacy Drive
Plano, TX 75024
jcp.com